Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Third Quarter Results

•	Q3 2011 pro forma EPS of $0.09, at high-end of guidance
•	Q3 2011 revenue of $57.9 million, up 11% from prior year

MIAMI, FL –November 8, 2011—The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the third quarter, which ended September 30, 2011.

Third quarter 2011 revenue was $57.9 million, an 11% increase from the same period in 2010. Pro forma diluted earnings per share were $0.09 for the third quarter of 2011, as compared to $0.08 for the same period in 2010. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.10 for both the third quarters of 2011 and 2010.

“The complexity and volatility of the global economy requires organizations to remain focused on operational excellence,” stated Ted A. Fernandez, Chairman and CEO of The Hackett Group, Inc. “Our strong operating results demonstrate that our offerings are well aligned with these market conditions and keep us on course to reach our annual objectives.”

At the end of the third quarter of 2011, the Company’s cash balances were $19.6 million. During the quarter ended September 30, 2011, the Company repurchased 269 thousand shares of its common stock at an average cost of $3.59 per share, for a total cost of $967 thousand. The Company’s remaining authorization at the end of the third quarter of 2011 was approximately $2.5 million.

Based on the current economic outlook, the Company estimates total revenue for the fourth quarter of 2011 to be in the range of $53.0 million to $55.0 million, and estimates pro forma diluted earnings per share to be in the range of $0.07 to $0.09. At the mid-point of the fourth quarter guidance, 2011 pro forma EPS would be up approximately 20% from the prior year.

Other Highlights

European Best Practices Conference—In mid-October, The Hackett Group held its 2011 European Best Practices Conference, “Managing Global Growth and Economic Uncertainty.” The invitation-only event in London was attended by nearly 150 senior-level executives from the world’s most respected brands. It featured speakers from 12 of the world’s most successful companies, including leaders in Finance, Information Technology, Human Resources, Procurement, and Global Shared Services from BASF SE, Bayer MaterialScience AG, Deutsche Bank AG, Network Rail, Royal Dutch Shell Group and Statoil.

Inflation Research—New research from The Hackett Group found that rising prices and other inflationary pressures could reduce corporate profits by up to 9% in 2011 and 2012. For a typical Global 1000 company with $27.8 billion in revenue, the study estimated that commodity and offshore labor inflation could drive a $150 million per year impact to the bottom line. The Hackett Group’s research also found that world-class companies can not only mitigate the effects of inflationary pressures by enhancing their operating platforms but can take advantage of productivity improvement opportunities.

Working Capital Research—New research from REL Consulting, a division of The Hackett Group, and CFO Magazine, found that the largest U.S. companies are currently holding vast amounts of cash, in many cases borrowing to do so, while smaller companies remain starved for capital. According to the REL/CFO research, the 1,000 largest public companies in the U.S. had $853 billion of cash reserves at the end of 2010. Cash reserves have risen over 6% since 2009, 33% since 2008, and nearly 75% since 2005. High cash levels are being driven in part by lack of confidence in the market, and concerns over market and demand volatility as the global economy continues to recover. Surprisingly, it appears that borrowing is also a significant factor behind the high cash reserves, particularly for AAA-rated companies.

At 5:00 pm ET on Tuesday, November 8, 2011, the senior management of The Hackett Group will host a conference call to discuss its third quarter financial results for the period ended September 30, 2011. The number for the conference call is (800) 779-3138, [Passcode: Third Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, November 8, 2011 and will run through 5:00 P.M. ET on Tuesday, November 22, 2011. To access the rebroadcast, please dial (866) 420-4824. For International callers, please dial (203) 369-0786.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, November 8, 2011 and will run through 5:00 P.M. ET on Tuesday, November 22, 2011. To access the replay, visit http://www.thehackettgroup.com or

http://www.streetevents.com.

About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, and globalization advice. Utilizing best practices and implementation insights from more than 5,000 benchmarking engagements, executives use The Hackett Group’s empirically- based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,000 major corporations and government agencies, including 97% of the Dow Jones Industrials, 84% of the Fortune 100, 80% of the DAX 30 and 49% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces Third Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Revenue:
Revenue before reimbursements	$51,574	$47,343	$150,913	$137,160
Reimbursements	6,361	4,962	18,693	15,558

Total revenue	57,935	52,305	169,606	152,718

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $765 and $560 and $2,329 and $1,768 of stock compensation expense in the quarters and nine months ended September 30, 2011 and October 1, 2010, respectively)	32,739	29,144	95,814	85,200
Reimbursable expenses	6,361	4,962	18,693	15,558

Total cost of service	39,100	34,106	114,507	100,758
Selling, general and administrative costs (includes $509 and $432 and $1,172 and $1,256 of stock compensation expense in the quarters and nine months ended September 30, 2011 and October 1, 2010, respectively)	14,324	14,285	42,599	42,435

Total costs and operating expenses	53,424	48,391	157,106	143,193

Income from operations	4,511	3,914	12,500	9,525
Other income:
Non-cash acquisition earn-out shares re-measurement gain	—	—	—	1,727
Interest income	11	7	24	17

Income before income taxes	4,522	3,921	12,524	11,269
Income taxes	176	(186)	448	41

Net income	$4,346	$4,107	$12,076	$11,228

Basic net income per common share:
Net income per common share	$0.11	$0.10	$0.30	$0.28
Weighted average common shares outstanding	39,683	40,554	40,035	40,262

Diluted net income per common share:
Net income per common share	$0.10	$0.10	$0.29	$0.27
Weighted average common and common equivalent shares outstanding	41,873	43,058	41,969	42,298

Pro forma data (1):
Income before income taxes	$4,522	$3,921	$12,524	11,269
Non-cash acquisition earn-out shares re-measurement gain	—	—	—	(1,727)
Stock compensation expense	1,274	992	3,501	3,024
Amortization of intangible assets	204	520	608	1,495

Pro forma income before income taxes	6,000	5,433	16,633	14,061
Pro forma income tax expense	2,400	2,173	6,653	5,624

Pro forma net income	$3,600	$3,260	$9,980	8,437

Pro forma basic net income per common share	$0.09	$0.08	$0.25	0.21
Weighted average common shares outstanding	39,683	40,554	40,035	40,262

Pro forma diluted net income per common share	$0.09	$0.08	$0.24	0.20
Weighted average common and common equivalent shares outstanding	41,873	43,058	41,969	42,298

(1)	The Company provides pro forma earnings results (which exclude the non-cash acquisition earn-out shares re-measurement gain, amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users’ understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces Third Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,029	$25,337
Accounts receivable and unbilled revenue, net	38,509	31,580
Prepaid expenses and other current assets	4,928	5,056

Total current assets	61,466	61,973

Restricted cash	1,613	1,610
Property and equipment, net	11,533	8,816
Other assets	2,051	2,779
Goodwill, net	75,791	75,623

Total assets	$152,454	$150,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,604	$5,590
Accrued expenses and other liabilities	23,350	29,140

Total current liabilities	27,954	34,730
Accrued expenses and other liabilities, non-current	2,597	2,831

Total liabilities	30,551	37,561

Shareholders’ equity	121,903	113,240

Total liabilities and shareholders’ equity	$152,454	$150,801

Page 6 of 6 - The Hackett Group, Inc. Announces Third Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	September 30, 2011	July 1, 2011	October 1, 2010
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$46,972	$46,790	$42,925
ERP Solutions (3)	10,963	12,019	9,380

Total revenue	$57,935	$58,809	$52,305

Revenue Concentration:
(% of total revenue)
Top customer	3%	3%	4%
Top 5 customers	14%	14%	15%
Top 10 customers	24%	25%	26%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	746	735	676
Total headcount	951	943	876
Days sales outstanding (DSO)	60	57	52
Cash provided by operating activities (in thousands)	$1,734	$6,879	$8,365
Depreciation (in thousands)	$497	$465	$474
Amortization (in thousands)	$204	$204	$520

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$366	$377	$358

ERP Solutions:
ERP Solutions consultant utilization rate (3)	74%	77%	86%
ERP Solutions gross billing rate per hour (3)	$134	$143	$124

Share Repurchase Plan:
Shares purchased in the quarter (in thousands)	269	830	482
Cost of shares repurchased in the quarter (in thousands)	$967	$3,631	$1,551
Average price per share of shares purchased in the quarter	$3.59	$4.38	$3.22
Remaining authorization (in thousands)	$2,503	$3,470	$6,886

(2)	The Hackett Group encompasses Benchmarking, Business Transformation and Executive Advisory groups, and includes EPM Technologies.
(3)	Best Practice Implementation of ERP Software, which includes Oracle and SAP.